Exhibit 19.1

DIAMEDICA THERAPEUTICS INC.

INSIDER TRADING POLICY

This Insider Trading Policy (this “Policy”) of DiaMedica Therapeutics Inc. (the “Company”) consists of eight sections:

●	Section I provides an overview;

●	Section II sets forth the policies of the Company prohibiting insider trading;

●	Section III explains insider trading;

●	Section IV consists of procedures that have been put in place by the Company to prevent insider trading;

●	Section V sets forth additional transactions that are prohibited by this Policy;

●	Section VI explains Rule 10b5-1 trading plans;

●	Section VII provides information about Section 16 and Rule 144; and

●	Section VIII refers to the execution and return of a certificate of compliance.

In this Policy, “DiaMedica,” the “Company,” “we,” “us” and “our” refer to DiaMedica Therapeutics Inc. and any subsidiaries, unless the context otherwise requires.

I.	SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases, sells or otherwise engages in transactions in securities of a company while in possession of material non-public information relating to the company or its securities. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws, as described in more detail in Section III below, include imprisonment, disgorgement of profits, civil fines, and criminal fines of up to $5 million for individuals and $25 million for corporations. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

For purposes of this Policy, the term “insider” includes all officers, directors and employees of the Company and all consultants and contractors to the Company who receive or have access to material non-public information regarding the Company, together with their immediate family members residing in their households and other members of their households, their economic dependents, and other persons (including immediate family members) or entities (such as trusts, partnerships, corporations and investment clubs) over which such officers, directors and employees influence or have or share voting or investment control. This Policy also applies to any person who receives material non-public information from any insider. In other words, any person who possesses material non-public information regarding the Company will be deemed to be an insider for so long as the information is not publicly known. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this Policy, as well as any consultants who are subject to this Policy. Questions regarding the Policy should be directed to the Company’s Chief Financial Officer.

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

It is illegal for anyone to buy, sell or otherwise engage in transactions in securities while in possession of material non-public information. Except as otherwise expressly permitted under the terms and conditions of this Policy, no insider shall:

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make any unauthorized disclosure of any material non-public information regarding the Company or its securities; provided, however, this Policy in no way prohibits good faith reports of potential illegal conduct to the U.S. Securities and Exchange Commission (“SEC”) or other regulatory bodies;

●	purchase, sell or effect other transactions in the Company’s securities while in possession of material non-public information regarding the Company or its securities;

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purchase, sell or otherwise engage in transactions in any security of any company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Company (each, a “Business Partner” and collectively, “Business Partners”) while such insider is in possession of material non-public information about such Business Partner that was obtained in the course of the insider’s involvement with the Company; or

●	trade in derivative securities of the Company, or otherwise engage in transactions designed to hedge or offset any decrease in the market value of the Company’s securities.

In addition, no insider who is in possession of material non-public information about the Company, its securities or any of its Business Partners may communicate that information to any other person, including family members and friends, or recommend, or express opinions regarding, trading in the Company’s securities or securities of such Business Partner based on that material non-public information. This is sometimes referred to as “tipping.”

Except as otherwise provided by this Policy, this Policy applies to all transactions involving the Company’s securities or Business Partners’ securities for which you possess material non-public information obtained in connection with your service with the Company, including:

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any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, performance stock units, warrants and preferred stock) or debt securities (including debentures, bonds and notes) of the Company or any Business Partner, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions;

●	any disposition in the form of a gift of any securities of the Company;

●	any distribution to holders of interests in an entity if the entity is subject to this Policy; and

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any other arrangement that generates gains or losses from or based on changes in the prices of such securities, including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, and any offer to engage in the foregoing transactions.

Additionally, no officer, director or employee designated by the Company as subject to black-out periods shall purchase, sell or otherwise engage in transactions in the Company’s securities during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second (2nd) full trading day after the public release of the Company’s financial results for such fiscal quarter or during any other trading suspension period declared by the Company. For the purposes of this Policy, a “trading day” is a day on which the Nasdaq Stock Market is open for trading.

These prohibitions do not apply to:

●	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); however, this exception does not apply to subsequent sales of the shares acquired in connection with such exercises;

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net share withholding or disposition to the Company of shares underlying stock awards where shares are withheld by the Company in order to pay the associated exercise or grant price of the award or to satisfy tax withholding requirements, in each case as permitted or required by either the Company’s Board of Directors (or a committee thereof) or the award agreement governing such equity award;

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establishing payroll withholding to purchase securities under a Company-sponsored 401(k) plan or employee stock purchase plan; however, this exception does not apply to any subsequent sale of the shares;

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certain bona fide gifts of the Company’s securities where the recipient of such gift has represented in writing that the recipient will not immediately resell the securities and certain other gifts of the Company’s securities as approved by the Compliance Officer (as defined below); or

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purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy; and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

Please be aware that even if a transaction is subject to an exception to this Policy, an individual will need to separately assess whether the transaction complies with applicable law. Any other Policy exceptions must be approved by the Compliance Officer.

III.	EXPLANATION OF INSIDER TRADING

“Insider trading” refers to purchasing or selling or otherwise effecting transactions in a security while in possession of “material” “non-public” information relating to the security or its issuer.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

●	trading or otherwise effecting transactions in securities by insiders while in possession of material non-public information relating to the security or its issuer;

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trading or otherwise effecting transactions in securities by persons other than insiders while in possession of material non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

●	communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A.    Which Facts are Material?

The materiality of information depends upon the circumstances. Information is considered “material” if a reasonable investor would be substantially likely to consider it important in making a decision to buy, sell or hold a security or would view the information as significantly altering the total mix of information available in the marketplace about a company. In general, any information that could reasonably be expected to affect the market price of the security is likely to be material. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

It is not possible to define all categories of material information. While it may be difficult in some circumstances to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of material information may include (but are not limited to): information about corporate earnings or other financial results or earnings or other financial forecasts; restatements of financial results; creation of significant financial obligations; possible mergers, acquisitions, tender offers, dispositions, share exchanges, recapitalizations, reorganizations, business combinations or spin-offs; plans to purchase, sell or reevaluate any material company assets; major new products or product developments; important business developments such as clinical trial milestones or results or regulatory submissions, approvals or other actions; developments regarding strategic partners or collaborators, or developments regarding new major contracts or the loss thereof; knowledge that a company has received an inquiry from, or is under investigation by, a public or governmental authority for a material violation; Board of Directors or management personnel changes or departures of Company executive officers or directors or plans to effect a significant reduction in force or other employee layoff; or control changes; significant financing developments including pending public or private sales or offerings of debt or equity securities; plans to repurchase a material amount of securities; defaults on borrowings; bankruptcies; forward and reverse stock splits; knowledge of any significant cybersecurity incident; and significant litigation. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

B.    What is Non-Public?

Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not available to the general public. Non-public information may include: (i) information available to a select group of analysts or brokers or institutional investors; (ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and (iii) information that has been entrusted to a company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

Information is considered public if it has been disclosed in a Regulation FD-compliant conference call or public disclosure document filed with the SEC and the applicable Canadian securities regulatory authorities that are available on the SEC’s web site and the System for Electronic Disclosure Analysis and Retrieval (“SEDAR”). One common misconception is that material information loses its “non-public” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC and SEDAR filing) and the investing public has had time to absorb the information fully. Generally, one should allow two (2) full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C.    Transactions by Insiders

Insiders may not effect transactions in the Company’s securities while in possession of material non-public information relating to the Company or its securities, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

D.    Transactions by Persons Other than Insiders

No officer, director or employee shall directly or indirectly communicate (or “tip”) material non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Insiders may be liable for communicating or tipping material non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade or engage in transactions while in possession of material non-public information tipped to them or individuals who engage in transactions while in possession of material non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading while in possession of material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.    Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC, Department of Justice and Canadian securities regulatory authorities have made the prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	administrative sanctions;

●	securities industry self-regulatory organization sanctions;

●	civil injunctions;

●	damage awards to private plaintiffs;

●	disgorgement of all profits;

●	civil fines for the violator of up to three times the amount of profit gained or loss avoided;

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civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;

●	criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

●	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (“RICO”), also may be violated in connection with insider trading.

F.    Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. Securities regulatory authorities, including the SEC, have the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material non-public information. The SEC aggressively investigates even small insider trading violations.

G.    Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that clinical trial results to be reported by X Corporation will be favorable. Prior to the public announcement of such results, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce a major strategic licensing transaction. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H.    Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the Exchange Act requires companies subject to the Securities Act of 1933, as amended (the “Securities Act”), to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A.    Pre-Clearance of All Transactions by All Officers, Directors and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase or sale of or other transaction involving the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company shares, the exercise of stock options and the sale of Company shares issued upon exercise of stock options) by officers, directors and such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer as being subject to this pre-clearance process (a “Pre-Clearance Person”) must be pre-cleared by the Company’s Chief Financial Officer, Chief Executive Officer or a designee (such individual, the “Compliance Officer”). These procedures also apply to immediate family members of such officers, directors and employees residing in their households and other members of their households, their economic dependents, and other persons (including immediate family members) or entities (such as trusts, partnerships, corporations and investment clubs) over which such officers, directors and employees influence of have or share voting or investment control. Pre-clearance does not relieve anyone of responsibility under SEC rules.

A request for pre-clearance may be oral or in writing (including without limitation by e-mail), should be made at least two (2) business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, gift, etc.), the proposed date of the transaction and the number of shares or options to be involved. In addition, the Pre-Clearance Person must execute a certification (in the form approved by the Compliance Officer) that such person is not aware of material non-public information about the Company. The Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are pre-cleared must be effected within five (5) business days of receipt of the pre-clearance unless a specific exception has been granted by the Compliance Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five (5) business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or the Company imposes a black-out period before the transaction is effected, the transaction may not be completed.

When submitting a pre-clearance request, Section 16 reporting persons, as defined below, should also indicate whether they have effected any non-exempt “opposite-way” transactions within the past six months and be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 and should be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.

B.    Black-Out Periods for All Officers, Directors and Certain Employees

Additionally, no officer, director or employee designated from time to time by the Board of Directors or the Compliance Officer as being subject to black-out periods shall purchase or sell or effect any other transaction in the securities of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second (2nd) full trading day after the public release of the Company’s financial results for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. These restrictions also apply to immediate family members of such officers, directors and employees residing in their households and other members of their households, their economic dependents, and other persons (including immediate family members) or entities (such as trusts, partnerships, corporations and investment clubs) over which such officers, directors and employees influence of have or share voting or investment control.

Exceptions to the black-out period policy may be approved only by the Compliance Officer (or, in the case of an exception for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors).

From time to time, the Company, through the Board of Directors, the Company’s disclosure committee or the Compliance Officer, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those affected should not trade in or otherwise effect transactions in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.

If the Company is required to impose a “pension fund black-out period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such black-out period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

C.    Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an insider is in possession of material non-public information when such individual’s service terminates, that individual may not trade in or otherwise effect transactions in the Company’s securities until that information has become public or is no longer material. In addition, if an insider is subject to a blackout period under this Policy at the time the insider leaves the Company, the insider must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

D.    Information Relating to the Company

1.    Access to Information

Access to material non-public information about the Company, including the Company’s business, earnings, other financial results, prospects, or clinical results or activities, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis. However, as noted above, this Policy in no way prohibits good faith reports of potential illegal conduct to the SEC or other regulatory bodies.

In communicating material non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.    Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Financial Officer.

E.    Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material non-public information by, among other things:

●	maintaining the confidentiality of Company-related transactions;

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conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

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restricting access to documents and files (including computer files) containing material non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

●	promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

●	disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

●	restricting access to areas likely to contain confidential documents or material non-public information;

●	safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and

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avoiding the discussion of material non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxis/Ubers/Lyfts.

Personnel involved with material non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.	ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

A.    Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the Exchange Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the Section 16 reporting person does not own at the time of sale, or sales of shares against which such person does not deliver the shares within 20 days after the sale.

B.    Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s common shares and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.    Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of such individual’s stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D.    Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans; Standing and Limit Orders

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are also prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 trading plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material non-public information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that the person must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined in this Policy.

E.    Director and Executive Officer Cashless Exercises

Cashless exercises by directors and executive officers will be structured and coordinated with the Company so as to make sure that the Company is not “extending credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Chief Financial Officer.

F.    Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.	RULE 10b5-1 TRADING PLANS

A.    Overview

Rule 10b5-1 is designed to protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade or otherwise effect transactions in the Company’s securities (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1, all applicable state laws and this Policy and will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Compliance Officer, who may impose such conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Compliance Officer.

Trading Plans do not exempt individuals from complying with other applicable laws, such as the Section 16 short-swing profit rules or liability and Rule 144. Transactions in the Company’s securities pursuant to a compliant Trading Plan are exempt from the black-out period and pre-clearance procedures under this Policy, provided that the following requirements are met (each such plan, an “Authorized Trading Plan”):

●	A proposed Trading Plan must be approved by the Compliance Officer before it is adopted, and must be submitted for approval not less than five (5) trading days prior to adoption of the Trading Plan.

●	The Trading Plan must be in writing and signed by the person adopting the Trading Plan.

●	The Trading Plan must be adopted at a time when:

○	the person adopting the Trading Plan is not aware of any material non-public information; and

○	the Company is not in a black-out period with respect to the person adopting the Trading Plan.

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The Trading Plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the Trading Plan.

●	The Trading Plan must include representations that, on the date of adoption of the Trading Plan, the person adopting the Trading Plan:

○	is not aware of material non-public information about the Company or its securities; and

○	is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

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The person adopting the Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Trading Plan and must agree not to enter into any such transaction while the Trading Plan is in effect.

●	A person may adopt a Trading Plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.

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For all executive officers of the Company and members of the Board of Directors, transactions cannot begin under the Trading Plan until the later of (i) ninety (90) days after adopting the Trading Plan or (ii) two (2) business days after the Company files its 10-K or 10-Q for the fiscal quarter in which the Trading Plan was adopted (not to exceed 120 days after adoption). For all other persons, transactions cannot begin for thirty (30) days after the Trading Plan is adopted.

●	The Trading Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

●	Once the Trading Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.

●	All transactions during the term of the Trading Plan must be conducted through the Trading Plan (except as permitted by Rule 10b5-1).

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In addition, the person adopting the Trading Plan may not have multiple overlapping or an outstanding (and may not subsequently enter into any additional) Trading Plan except as permitted by Rule 10b5-1.

If a person that adopted a Trading Plan terminates the plan prior to its stated duration, such person may not trade in or otherwise effect transactions in Company securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy. The Company must be promptly notified of any modification or termination of the Trading Plan, including any suspension of trading under the Trading Plan, and the Company must have authority to require the suspension or cancellation of the Trading Plan at any time.

All transactions effected under an Authorized Trading Plan are not subject to the black-out periods and pre-clearance procedures described above, but each Authorized Trading Plan must provide that the Compliance Officer be notified of any transactions made under such Authorized Trading Plan.

Any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting may be oral or in writing (including by e-mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares or other securities involved and the purchase or sale price, if applicable. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases, sales and other transactions as directed will constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

B.    Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Compliance Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least thirty (30) days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material non-public information. Plan amendments should not take effect for at least thirty (30) days after the plan amendments are made.

Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Compliance Officer or administrator of the Company’s equity-based plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

C.    Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading or other transactions is transferred to a broker, are permitted if pre-approved by the Compliance Officer.

The Compliance Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases or other transactions in the Company’s securities (e.g., option exercises), including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s securities once the Trading Plan or other arrangement has been pre-approved.

D.    Reporting (if Required)

If required, an SEC Form 144 will be completed and filed by the individual/brokerage firm in accordance with the rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the transactions “are in accordance with a Trading Plan that complies with Rule 10b5-1.” For Section 16 reporting persons, Form 4s should be filed before the end of the second (2nd) business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed. The checkbox on the Form 4 should be checked to indicate that a transaction was made pursuant to a Trading Plan intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

E.    Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises through a broker are subject to the black-out periods and other provisions of this Policy. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s equity-based plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

F.    Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

G.    Prohibited Transactions

The transactions prohibited under Section V of this Policy, including, among others, short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

H.    Limitation on Liability

None of the Company, the Chief Financial Officer, the Compliance Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI or a request for pre-clearance submitted pursuant to Section IV of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section VI or pre-clearance of a transaction pursuant to Section IV of this Policy, none of the Company, the Chief Financial Officer, the Compliance Officer or the Company’s other employees assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

VII.	SECTION 16 AND RULE 144

A.    Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales

1.    Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5

Section 16(a) of the Exchange Act generally requires all officers, directors and more than 10% shareholders (“Section 16 reporting persons”), within ten (10) days after the Section 16 reporting person becomes a Section 16 reporting person, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s securities which the Section 16 reporting person beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s securities must be reported on SEC Form 4, generally within two (2) business days after the date on which such change occurs, or in certain cases on Form 5, within forty-five (45) days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company common shares made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company common shares made within six months after an officer or director ceases to be a Section 16 reporting person must be reported on Form 4.

2.    Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by a Section 16 reporting person, any profits realized by any Section 16 reporting person from any “purchase” and “sale” of Company securities during a six-month period, so called “short-swing profits,” must be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The Section 16 reporting person is liable even if compelled to sell for personal reasons, and even if the sale takes place when the Section 16 reporting person does not possess any material non-public information.

The liability of a Section 16 reporting person under Section 16(b) of the Exchange Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company shareholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report on Form 10-K or its proxy statement for its annual general meeting of shareholders. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 reporting person fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as Exhibit A in addition to consulting the Compliance Officer prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company’s common shares, options or warrants.

3.         Short Sales Prohibited Under Section 16(c)

Section 16(c) of the Exchange Act prohibits Section 16 reporting persons absolutely from making short sales of the Company’s equity securities. Short sales include sales of stock which the Section 16 reporting person does not own at the time of sale, or sales of stock against which the Section 16 reporting person does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 reporting persons violating Section 16(c) face criminal liability.

The Compliance Officer should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

4.         Reporting Obligations in Canada

A person who is a Section 16 reporting person is also required to comply with insider reporting requirements under applicable Canadian securities laws, including by using the System for Electronic Disclosure by Insiders (“SEDI”) for reporting insider trades. Reporting through SEDI can be completed by insiders, themselves through the internet or through an agent, such as the Company’s legal counsel. Insiders are referred to the internet website for SEDI at www.sedi.ca. As well, insiders are encouraged to contact the Compliance Officer with respect to any questions about filing through the SEDI system.

A person who is an insider is reminded that the grant of an option or other similar incentive security and the issue of securities pursuant thereto, gives rise to reporting obligations and an insider report must be filed with respect to these matters in compliance with applicable Canadian securities laws.

The Chief Financial Officer should be consulted if you have any questions regarding insider reporting requirements.

B.         Rule 144

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company restricted and control securities must comply with the requirements of Rule 144, which are summarized below:

●	Holding Period. Restricted securities must be held for at least six months before they may be sold in the market.

●	Current Public Information. The Company must have filed all SEC-required reports during the last 12 months or such shorter period that the Company was required to file such reports.

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Volume Limitations. For affiliates, total sales of Company common shares for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common shares, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

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Method of Sale. For affiliates, the shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or affiliate must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds the dealer out as being willing to buy and sell Company common shares for the dealer’s own account on a regular and continuous basis.

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Notice of Proposed Sale. For affiliates, a notice of the sale (a Form 144) is required to be filed electronically with the SEC before making an open market sale of securities of the Company or on the same day. Form 144 notifies the SEC of a reporting person’s intent to sell securities of the Company. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing and electronically filing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

VIII.	EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

After reading this Policy, all officers, directors and employees of the Company should execute and return to the Company’s Chief Financial Officer the Certification of Compliance form attached hereto as Exhibit B.

* * * * *

As Approved by the

Board of Directors of

DiaMedica Therapeutics Inc.

March 12, 2025

This Policy supersedes any previous policy of the Company concerning stock trading. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Company, this Policy shall govern.

Exhibit A

Short-Swing Profit Rule Section 16(b) Checklist

Note: Any combination of purchase and sale or sale and purchase within six months of each other by a Section 16 reporting person (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by DiaMedica Therapeutics Inc. (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were a Section 16 reporting person for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

If a sale is to be made by a Section 16 reporting person (or any family member living in the same household or certain affiliated entities):

1.    Have there been any purchases by the Section 16 reporting person (or family members living in the same household or certain affiliated entities) within the past six months?

2.    Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?

3.    Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?

4.    Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases and Option Exercises

If a purchase or option exercise for Company shares is to be made:

1.    Have there been any sales by the Section 16 reporting person (or family members living in the same household or certain affiliated entities) within the past six months?

5.    Is the option exercise exempt from liability under Rule 16b-3?

2.    Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?

3.    Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material non-public information which could affect the price of the Company shares. All transactions in the Company’s securities by officers and directors must be pre-cleared by contacting the Compliance Officer.

Exhibit B

Certification of Compliance

Acknowledgment

I hereby acknowledge and certify to DiaMedica Therapeutics Inc. (the “Company”) that:

●	I have received and read the Company’s Insider Trading Policy and understand its contents;

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I agree to comply fully with the Company’s Insider Trading Policy, including any amendments of which I receive notice, at any time or from time to time during the duration of my employment or other relationship with the Company;

●	I have complied with the Company’s Insider Trading Policy for as long as it has applied to me;

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I understand that any violation of Company’s Insider Trading Policy by me, my family members or any other persons who are subject to the policy because of their relationships with me may result in disciplinary action against me, including the termination of my employment or other relationship with the Company and its subsidiaries, at the option of the Company; and

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I acknowledge that the Company’s Insider Trading Policy is a statement of the Company’s policies prohibiting insider trading and does not, in any way, constitute an employment contract or an assurance of continued employment.

Signature:

Print name: